DJ/AAP865
AGR\A\AAP865-LOAN AGR_V2
NT
10102006

SIGNATURE COPY

TERM LOAN AGREEMENT

Between

RUSTENBURG PLATINUM MINES LIMITED

and

PLATEAU RESOURCES (PROPRIETARY) LIMITED

JENNY D. MEYER
ADVOCATE OF THE HIGH COURT OF S.A.
EX OFFICIO
COMMISSIONER OF OATHS
55 MARSHALL STREET
JOHANNESBURG
2107
(011) 373-6483

2/11/2006

CERTIFIED A TRUE COPY OF THE ORIGINAL

DENEYS REITZ
ATTORNEYS

TABLE OF CONTENTS

TERM LOAN AGREEMENT

1. PARTIES

1.1 The Parties to this Agreement are:

1.1.1 **RUSTENBURG PLATINUM MINES LIMITED**; and

1.1.2 **PLATEAU RESOURCES (PROPRIETARY) LIMITED**.

1.2 The Parties agree as set out below:

2. INTERPRETATION

2.1 The headnotes to the clauses of this Agreement are inserted for reference purposes only and shall in no way govern or affect the interpretation nor modify nor amplify the terms of this Agreement nor any clause hereof.

2.2 Unless inconsistent with the context, the expressions set forth below shall bear the following meanings and cognate expressions shall bear corresponding meanings:

2.2.1 **"Advance"** means the advance made or to be made by the Lender to the Borrower hereunder;

2.2.2 **"Advance Date"** means the CP Satisfaction Date;

2.2.3 **"Agreement"** means this term loan agreement together with the schedules hereto;

2.2.4 **"Arrear Interest Rate"** means the rate of interest specified in clause 19;

2.2.5 **"Anooraq"** means Anooraq Resources Corporation, a company incorporated under the laws of British Columbia;

2.2.6 **"Authorisation"** includes any consent, registration, filing, agreement, notarisation, certificate, licence, approval, permit, authority or exemption from, by or with any authority, whether given or withheld by express action or deemed given or withheld by failure to act within any specified time period, and all corporate, creditors and shareholders approvals or consents;

2.2.7 **"Bankable Feasibility Study"** means a comprehensive document or documents that addresses all matters which are customarily required for an effective assessment of whether development and mining of the Ga-Phasha Project is capable of being financed by third party lenders, in such form and detail as are required for the purposes of determining whether to finance the development of a commercial mining operation within the Ga-Phasha Project;

2.2.8 **"Borrower"** means Plateau Resources (Proprietary) Limited (Registration No. 1996/013879/07), a private company duly incorporated with limited liability according to the company laws of South Africa;

2.2.9 **"Business Day"** means any day other than a Saturday, Sunday or an official public holiday in South Africa;

2.2.10 **"Cession in Security"** means, collectively:

2.2.10.1 the written agreement entitled *"Cession and Pledge in Security"* entered into or to be entered into on or about the Signature Date between the Borrower and the Lender pursuant to which the

Borrower cedes and pledges all of its rights of any nature whatsoever to, and interests of any nature whatsoever in, the shares held by the Borrower in Micawber and all current and future claims which the Borrower may have as a shareholder against Micawber to the Lender as security for its obligations to the Lender under this Agreement; and

2.2.10.2 the written agreement entitled *"Cession of Participation Interest"* entered into or to be entered into on or about the Signature Date between the Borrower and the Lender pursuant to which the Borrower cedes and pledges all of its rights, title and interest under the Ga-Phasha Joint Venture Agreement and the Micawber Shareholders Agreement to the Lender as security for its obligations to the Lender under this Agreement;

2.2.11 **"CP Satisfaction Date"** means the date upon which all of the conditions precedent referred to in clauses 5.1, 5.2 and 5.3 have been fulfilled;

2.2.12 **"Default Date"** means the date upon which the Lender delivers the written notice referred to in clause 16.2 below;

2.2.13 **"Encumbrance"** means any mortgage, pledge, lien, assignment or cession conferring security, hypothecation, security interest, preferential right or trust arrangement or any other agreement or arrangement, the effect of which is the creation of security;

2.2.14 **"Event of Default"** means an event of default as set out in clause 16;

2.2.15 **"Final Repayment Date"** means the date which is the earlier of:

2.2.15.1 30 September 2010;

2.2.15.2 the date on which the Loan Outstandings become repayable by the Borrower pursuant to the provisions of this Agreement; or

2.2.15.3 the date on which the Loan Outstandings equal zero;

2.2.16 **"Finance Documents"** means

2.2.16.1 this Agreement;

2.2.16.2 the Cession in Security;

2.2.16.3 any other agreement or document that may be designated as a **"Finance Document"** by written agreement between the Borrower and the Lender; and

2.2.16.4 any amendment agreement to any of the Finance Documents referred to in 2.2.16.1 to 2.2.16.3 (both inclusive) herein,

and **"Finance Document"** shall, as the context requires, be a reference to any one of them;

2.2.17 **"Financial Close Documents"** means all of the documents and other evidence listed in Part 1 of Schedule 1 hereto;

2.2.18 **"Ga-Phasha Joint Venture Agreement"** means the joint venture agreement relating to the Ga-Phasha Project dated 29 September 2004 as amended from time to time pursuant to addenda entered into between the Lender, the Borrower and Micawber;

2.2.19 **"Ga-Phasha Project"** means the Ga-Phasha Platinum Group Metals Project, a Black Economic Empowerment joint venture including the Lender and the Borrower located on the Eastern Limb of the Bushveld Complex in South Africa;

2.2.20 **"IFRS"** means generally accepted accounting principles approved from time to time as International Financial Reporting Standards by the International Accounting Standards Committee;

2.2.21 **"Indebtedness"** shall be construed so as to include any obligation (whether incurred as principal or surety) for the payment or repayment of money, whether present or future, actual or contingent;

2.2.22 **"Interest Periods"** means each period during which interest is accrued on the Loan at the Interest Rate during the Term, in accordance with the provisions of this Agreement; provided that:

2.2.22.1 the first Interest Period shall commence on the Advance Date and end on the last Business day of the 14th (fourteenth) month thereafter (inclusive);

2.2.22.2 each Interest Period after the first Interest Period shall be a 6 (six) month period commencing in each case on the day following the last day of the previous Interest period and ending on the last day of the 6 (six) month period thereafter (inclusive); and

2.2.22.3 the last Interest Period shall end on the Final Repayment Date (both days inclusive),

and further provided that should any Interest Period commence on a day which is not a Business Day, such Interest Period will commence on the

next succeeding Business Day (in which event the previous Interest Period will end on the day immediately preceding such next succeeding Business Day referred to herein) and a reference to **"Interest Period"** shall be to any of them as the context requires;

2.2.23 **"Interest Rate"** means the Prime Rate plus the Margin;

2.2.24 **"Lender"** means Rustenburg Platinum Mines Limited (Registration No. 1931/003380/06), a public company duly incorporated according to the company laws of South Africa;

2.2.25 **"Loan"** means the aggregate principal amount of the Loan Amount for the time being outstanding hereunder;

2.2.26 **"Loan Amount"** means R70 000 000 (Seventy Million Rand);

2.2.27 **"Loan Outstandings"** means the Loan together with all accrued interest and charges due thereon in accordance with the terms of this Agreement, which at any time and from time to time have not been prepaid or repaid irrevocably, unconditionally and in full;

2.2.28 **"Margin"** means an all inclusive margin of 2,00% (two percent) nacm;

2.2.29 **"Material Adverse Change"** means a change which in the reasonable opinion of the Lender has or will have a material adverse effect on:

2.2.29.1 the business, condition (financial or otherwise), operations, performance or prospects of the Borrower; or

2.2.29.2 the ability of the Borrower to perform its obligations under any of the Finance Documents; or

2.2.29.3 the validity or enforceability of any of the Finance Documents;

2.2.30 **"Micawber"** means Micawber 277 (Proprietary) Limited (Registration No. 2002/016481/07), a private company duly incorporated according to the company laws of South Africa;

2.2.31 **"Micawber Cession and Delegation Agreement"** means the cession and delegation agreement dated 29 September 2004 entered into between Pelawan, the Borrower and Anooraq pursuant to which Pelawan assigned its rights and obligations under the Ga-Phasha Joint Venture Agreement and the Micawber Shareholders Agreement to the Borrower;

2.2.32 **"Micawber Shareholders Agreement"** means the shareholders agreement dated 22 September 2004 entered into between Pelawan, the Lender and Micawber as amended by the Micawber Cession and Delegation Agreement;

2.2.33 **"Parties"** means the Lender and the Borrower and **"Party"** shall, as the context requires, be a reference to either of them;

2.2.34 **"Payment Dates"** means the last day of each Interest Period and **"Payment Date"** shall, as the context requires, be a reference to any of them;

2.2.35 **"Pelawan"** means Pelawan Investments (Proprietary) Limited (Registration No. 2002/017920/07), a private company duly incorporated according to the company laws of South Africa;

2.2.36 **"Prime Rate"** means the publicly quoted basic rate of interest per annum, compounded monthly in arrear and calculated on a 365 day year

(irrespective of whether or not the year is a leap year) from time to time published by The Standard Bank of South Africa Limited as being its prime overdraft rate as certified by any manager of such bank, whose appointment and designation need not be proved;

2.2.37 **"Signature Date"** means the date of the signature of the Party last signing this Agreement;

2.2.38 **"South Africa"** means the Republic of South Africa as constituted from time to time;

2.2.39 **"Term"** means the period from the Advance Date to the Final Repayment Date;

2.2.40 **"Transaction Documents"** means

2.2.40.1 the Finance Documents;

2.2.40.2 the Ga-Phasha Joint Venture Agreement;

2.2.40.3 the Micawber Cession and Delegation Agreement;

2.2.40.4 the Micawber Shareholders Agreement;

2.2.40.5 any other agreement or document that may be designated as a **"Transaction Document"** by written agreement between the Borrower and the Lender; and

2.2.40.6 any amendment agreement to any of the Transaction Documents referred to in 2.2.40.1 to 2.2.40.2 (both inclusive) herein,

and **"Transaction Document"** shall, as the context requires, be a reference to any of them;

2.2.41 **"VAT"** means value added tax imposed in terms of the Value Added Tax Act, 1991, including any similar tax which may be imposed in place thereof from time to time.

2.3 Any reference in this Agreement to:

2.3.1 an "affiliate" means, in relation to any person, a subsidiary of that person or a holding company of that person or any other subsidiary of that holding company;

2.3.2 "arm's length" means terms that are fair and reasonable to the counterparty of a transaction and no more or less favourable to the other party to the relevant transaction as could reasonably be expected to be obtained in a comparable arm's length transaction with a person that is not the ultimate holding company of such counterparty or an entity of which such counterparty or its ultimate holding company has direct or indirect control, or owns directly or indirectly more than 20% (twenty percent) of the share capital or similar rights of ownership;

2.3.3 "assets" includes properties, revenues and rights of every description;

2.3.4 "calendar month" shall be construed as a named month, i.e. January, February, March, April, May, June, July, August, September, October, November and December;

2.3.5 a "clause" shall, subject to any contrary indication, be construed as a reference to a clause hereof;

2.3.6 "continuing", in the context of an Event of Default, means:

2.3.6.1 where the Event of Default or its consequences are incapable of remedy that Event of Default is deemed to be continuing unless it has been expressly waived in writing by the Lender and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Lender;

2.3.6.2 in any other case, that Event of Default is deemed to be continuing unless and until either:

2.3.6.2.1 it has been expressly waived in writing by the Lender and any conditions of such waiver have been fulfilled to the reasonable satisfaction of the Lender; or

2.3.6.2.2 it has been remedied within the applicable remedy period by any person and the resulting position is that which it would have been if such Event of Default had not occurred;

2.3.7 the "control" by one entity of another entity shall be construed so as to mean the power of the first such entity to direct the management and the policies of the second such entity, whether through the ownership of voting capital, by contract or by any other means;

2.3.8 a "holding company" shall be construed in accordance with the Companies Act, 1973;

2.3.9 "law" shall be construed as any law (including common or customary law) or statute, constitution, decree, judgment, treaty, regulation, directive, bye-law, order or any other legislative measure of any

government, supranational, local government, statutory or regulatory body or court;

2.3.10 "month" means unless the context otherwise requires, a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month except that, where any such period would otherwise end on a day which is not a Business Day it shall end on the immediately preceding Business Day; provided that if a period starts on the last Business Day of a calendar month or if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that later month (and references to "months" shall be construed accordingly);

2.3.11 "nacm" means nominal annual compounded monthly in arrears;

2.3.12 a "person" shall be construed as a reference to any person, firm, company, trust, scheme, corporation, government, state or agency of a state or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing;

2.3.13 "repay" (or any derivative form thereof) shall, subject to any contrary indication, be construed to include "prepay" or, as the case may be, the corresponding derivate form thereof;

2.3.14 a "Schedule" or "Annexure" shall, subject to any contrary indication, be construed as a reference to a schedule or annexure hereof;

2.3.15 a "subsidiary" shall be construed in accordance with the Companies Act, 1973;

2.3.16 "tax(es)" shall be construed so as to include any tax, levy, impost or other charge of a similar nature (including, without limitation, any penalty or interest payable in connection with any failure to pay or delay in paying any of the same).

2.4 Unless inconsistent with the context or save where the contrary is expressly indicated:

2.4.1 if any provision in a definition is a substantive provision conferring rights or imposing obligations on any Party, notwithstanding that it appears only in this interpretation clause, effect shall be given to it as if it were a substantive provision of this Agreement;

2.4.2 when any number of days is prescribed in this Agreement, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which case the last day shall be the next succeeding Business Day;

2.4.3 in the event that the day for payment of any amount due in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for payment shall be the previous Business Day;

2.4.4 in the event that the day for performance of any obligation to be performed in terms of this Agreement should fall on a day which is not a Business Day, the relevant day for performance shall be the next succeeding Business Day;

2.4.5 any reference in this Agreement to an enactment is to that enactment as at the Signature Date and as amended or re-enacted from time to time;

2.4.6 any reference in this Agreement to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as same may have been, or may from time to time be, amended, varied, novated or supplemented;

2.4.7 no provision of this Agreement constitutes a stipulation for the benefit of any person who is not a Party to this Agreement;

2.4.8 a reference to a Party includes that Party's successors-in-title and permitted assigns;

2.4.9 a time of day shall be construed as a reference to Johannesburg time.

2.5 Unless inconsistent with the context, an expression which denotes:

2.5.1 any one gender includes the other genders;

2.5.2 a natural person includes an artificial person and *vice versa*; and

2.5.3 the singular includes the plural and *vice versa*.

2.6 The schedules to this Agreement form an integral part hereof and words and expressions defined in this Agreement shall bear, unless the context otherwise requires, the same meaning in such schedules. To the extent that there is any conflict between the schedules to this Agreement and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.7 Where any term is defined within the context of any particular clause in this Agreement, the term so defined, unless it is clear from the clause in question that the term so defined has limited application to the relevant clause, shall

bear the same meaning as ascribed to it for all purposes in terms of this Agreement, notwithstanding that that term has not been defined in this interpretation clause.

2.8 The rule of construction that, in the event of ambiguity, the contract shall be interpreted against the Party responsible for the drafting thereof, shall not apply in the interpretation of this Agreement.

2.9 The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

2.10 This Agreement shall be binding on and enforceable by the estates, heirs, executors, administrators, trustees, permitted assigns or liquidators of the Parties as fully and effectually as if they had signed this Agreement in the first instance and reference to any Party shall be deemed to include such Party's estate, heirs, executors, administrators, trustees, permitted assigns or liquidators, as the case may be.

2.11 The use of any expression in this Agreement covering a process available under South African law such as winding-up (without limitation *eiusdem generis*) shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

2.12 Where figures are referred to in numerals and in words, if there is any conflict between the two, the words shall prevail.

3. **INTRODUCTION**

3.1 The Borrower requires a portion of the Loan Amount from the Lender in order to fund work towards preparation of the Bankable Feasibility Study and/or operational expenditures as contemplated by the Bankable Feasibility Study and/or approved exploration in relation thereto and the balance of the Loan Amount is required for the Borrower's general working capital and administrative purposes.

3.2 The Lender is willing to advance the Loan Amount to the Borrower for the purposes set out in clause 4 upon the terms and conditions of this Agreement.

4. **PURPOSE**

85% (Eighty five percent) of the Loan Amount is advanced to the Borrower in order to fund work towards preparation of the Bankable Feasibility Study and/or operational expenditures as contemplated by the Bankable Feasibility Study and/or approved exploration thereto, and the balance of the Loan Amount is advanced for the Borrower's general working capital and administrative purposes (which shall include the repayment of shareholder loans) and for no other purpose.

5. **CONDITIONS**

5.1 **Initial Conditions Precedent**

5.1.1 The Lender shall not be obliged to lend and advance the Loan Amount under this Agreement unless:

5.1.1.1 all of the Financial Close Documents have been delivered to the Lender in the agreed form; or

5.1.1.2 to the extent that any Financial Close Documents are not in the agreed form or have not been delivered, the Lender, has pursuant to clause 5.3, waived or deferred delivery of those Financial Close Documents which are not in the agreed form or which have not been delivered;

5.2 **Further Conditions to Utilisation of Facilities**

5.2.1 The Lender will not be obliged to lend and advance the Loan Amount or to perform any other obligation under this Agreement unless on the Advance Date:

5.2.1.1 no Event of Default shall have occurred which is continuing;

5.2.1.2 the representation and warranties given by the Borrower in clause 12 of this Agreement shall be correct in all material respects.

5.3 **Waiver of Conditions Precedent**

Satisfaction of any of the conditions set out in clauses 5.1 or 5.2 may only be waived by written agreement between the Parties.

6. **THE LOAN**

6.1 Subject to the provisions of clause 5, the Lender lends to the Borrower who borrows the Loan Amount with effect from the Advance Date upon the terms and conditions set out in this Agreement.

6.2 The Loan Amount will be advanced by the Lender directly to the Borrower on the Advance Date by paying the Loan Amount into the following bank account of the Borrower by electronic transfer:

6.2.1	Bank:	The Standard Bank of South Africa Limited
6.2.2	Account Name:	Plateau Resources (Proprietary) Limited
6.2.3	Account No.:	72 850 762 5 - 001
6.2.4	Branch:	Sandton
6.2.5	Branch Code:	9205

7. INTEREST

7.1 The Loan shall bear interest during the Term at the Interest Rate on a day to day basis. Interest accrued on the Loan will be compounded on the last day of each month.

7.2 Interest accrued on the Loan shall be paid by the Borrower to the Lender on each Payment Date.

7.3 At least 5 (five) days before each Payment Date, the Lender shall notify the Borrower in writing of the amount of the accrued interest due on each such Payment Date, provided that any failure by the Lender to provide such notice shall not release the Borrower from its obligation to make a payment of the accrued interest due on each such Payment Date and in the event that:

7.3.1.1 the Lender fails to provide the Borrower with such a notice, the Borrower shall calculate the amount payable on such Payment Date at the Interest Rate prevailing on such Payment Date and any difference between the calculation of the Borrower and the calculation of the Lender set out in a notice received by the Borrower from the Lender after such Payment Date shall be rectified via a payment from or a reimbursement to the Borrower

immediately upon the Borrower being notified by the Lender of such incorrect payment amount; and

7.3.1.2 the Lender provides the Borrower with the said notice prior to the Payment Date and the Prime Rate is increased and/or reduced in the period between the issue of the notice by the Lender and the Payment Date, the Lender shall issue a fresh notice to the Borrower and any payment made by the Borrower of the amount stipulated in the notice prior to the amendment to the Prime Rate shall be rectified via a payment from or a reimbursement to the Borrower immediately upon the Borrower being notified by the Lender of such change to the Prime Rate.

8. REPAYMENT

The balance of the Loan (if any) plus interest plus any other amounts due and payable under this Agreement shall be repaid in full on the Final Repayment Date.

9. PREPAYMENT

9.1 At any time prior to the Final Repayment Date, the Borrower may by giving to the Lender not less than 20 (twenty) Business Days prior written notice to that effect, prepay the whole of the Loan Outstandings.

9.2 Any notice of prepayment pursuant to clause 9.1 shall:

9.2.1 be irrevocable;

9.2.2 specify a date upon which such prepayment is to be made, which date must coincide with the last day of an Interest Period; and

9.2.3 be binding on the Borrower and oblige the Borrower to repay such amount together with all accrued but unpaid interest thereon to the Lender on the proposed prepayment date.

9.3 Any amount prepaid by the Borrower in accordance with the provisions of this clause 9 shall not be available to be re-advanced by the Lender.

10. **PAYMENTS**

10.1 All payments to be made by the Borrower to the Lender in terms of this Agreement shall be:

10.1.1 made in Rands at or before 12h00 on the due date for payment in immediately available funds free from set-off, withholding taxes, costs, charges, expenses or any other deductions to the Lender's bank account with the following details:

10.1.1.1 Bank: The Standard Bank of South Africa Limited;

10.1.1.2 Account Name: Rustenburg Platinum Mines Limited

10.1.1.3 Branch: Johannesburg;

10.1.1.4 Branch Code: 00-02-05;

10.1.1.5 Account Number: 00-017-572-2;

10.1.2 appropriated at the first instance to the payment of any costs, charges or expenses, thereafter to interest then due and payable, and thereafter in reduction of the Loans.

10.2 The Borrower shall not have the right to defer, adjust or withhold any payment due to the Lender in terms of or arising out of this Agreement or to obtain deferment of judgment for such amount or any execution of such judgment by reason of any set-off or counter claim due to any other contractual or delictual claims or causes of whatsoever nature or howsoever arising.

10.3 If at any time it shall become impractical (by reason of any action of any governmental authority or any change in law or any similar events) for the Borrower to make any payments hereunder in the manner specified in this clause 10, then the Borrower may agree with the Lender alternative arrangements for such payment to be made, provided that in the absence of any such agreement, the Borrower shall be obliged to make all payments due to the Lender in the manner specified herein.

11. CESSION

11.1 The Lender shall be entitled to cede, assign or delegate all, or any part of, its rights and/or obligations, as the case may be, under this Agreement or under any security granted by the Borrower to the Lender in terms of this Agreement:

11.1.1 to any member of the Anglo Platinum Limited group of companies (being Anglo Platinum Limited and any of its affiliates) without the prior consent of the Borrower, provided that the Borrower has received prior written notice of such cession, assignment and/or delegation;

11.1.2 to any party other than members of the Anglo Platinum Limited group of companies, with the prior written consent of the Borrower (which shall not be unreasonably withheld or delayed)..

11.2 To the extent that any cession, assignment or delegation results in a splitting of claims against the Borrower, the Borrower hereby consents to such splitting of claims.

12. WARRANTIES AND REPRESENTATIONS

12.1 The Borrower hereby represents and warrants to the Lender that as from the Signature Date and on each date until the Loan Outstandings have been repaid in full:

12.1.1 it is a company duly organised and existing under the laws of the Republic of South Africa with the power and authority to enter into and to exercise its rights and perform its obligations under the Transaction Documents to which it is a party;

12.1.2 all Authorisations which are, at the time at which this representation is made or deemed to be repeated, required to be done, fulfilled, obtained and/or performed in order:

12.1.2.1 to enable the Borrower lawfully to enter into, perform and comply with the obligations expressed to be assumed by it in the Transaction Documents to which it is a party; and

12.1.2.2 to ensure that the obligations expressed to be assumed by the Borrower in the Transaction Documents to which it is a party are legal, valid, binding and enforceable against it in accordance with the terms thereof,

have been, or by the relevant time, will have been done, fulfilled, obtained and performed and are or, by the relevant time, will be in full force and effect, and to the extent that the Borrower is aware, no steps

have been taken to revoke or cancel or limit the scope of any such Authorisation done, fulfilled, obtained and/or performed;

12.1.3 its assets exceed its liabilities and it is trading from a solvent position;

12.1.4 the Borrower is not aware that any Authorisation not yet done, fulfilled, obtained and performed but that may be required to be done, fulfilled, obtained and performed will not be done, fulfilled, obtained and performed at the time that it is required without material expense or delay;

12.1.5 each Transaction Document to which it is a party is legal and binding on, and enforceable against it in accordance with its terms;

12.1.6 the provisions of each Transaction Document to which it is a party are not in conflict with, and will not constitute a breach of the provisions of any other agreement or undertaking which is binding on it, any of its constitutive documents or any law or regulation which is binding on it;

12.1.7 no litigation, arbitration or administrative proceedings which may have a Material Adverse Change are presently current or pending or, to its knowledge, threatened against it;

12.1.8 there has been no Material Adverse Change since the Signature Date;

12.1.9 the obligations under each Finance Document will rank at least *pari passu* with all of it's other unsecured and unsubordinated indebtedness;

12.1.10 no Event of Default has occurred;

12.1.11 the Borrower will utilise the Loan only for the purposes set out in clause 4;

12.1.12 to the best of its knowledge, all of the information supplied by it to the Lender in connection with this Agreement is true, complete and accurate in all material respects and it is not aware of any material facts or circumstances that have not been disclosed to the Lender and which might, if disclosed, adversely affect the decision of a person considering whether or not to provide finance to the Borrower.

12.2 Each of the warranties given by the Borrower in terms of clause 12.1 shall:

12.2.1 *prima facie* be deemed to be a representation of fact inducing the Lender to enter into this Agreement;

12.2.2 be presumed to be material unless the contrary is proved;

12.2.3 be given as at the Signature Date, be deemed to be repeated on the Advance Date and thereafter on and for each day during the Term;

12.2.4 insofar as any of the warranties is promissory or relates to a future event, be deemed to have been given as at the due date for fulfilment of the promise or for the happening of the event, as the case may be; and

12.2.5 be a separate warranty and in no way be limited or restricted by reference to or inference from the terms of any other warranty.

12.3 The Lender is entering into this Agreement relying upon the warranties given by the Borrower in clause 12.1.

13. COVENANTS AND UNDERTAKINGS

13.1 The Borrower hereby covenants and undertakes that as from the Signature Date and on each date until the Loan Outstandings have been repaid in full:

13.1.1 it shall promptly inform the Lender of any occurrence of which it becomes aware which may result in a Material Adverse Change or of any Event of Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that save as otherwise stated in such confirmation, no such Material Adverse Change or Event of Default has occurred and/or is continuing;

13.1.2 it shall and it shall cause each subsidiary to promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required or desirable under any applicable law to enable it to perform its obligations under the Transaction Documents to which it is a party;

13.1.3 it shall and it shall cause each subsidiary to comply in all respects with all laws and regulations to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Transaction Documents to which it is a party;

13.1.4 it shall and it shall cause each subsidiary to promptly comply in all respects with all obligations imposed on it in terms of any agreement binding on it including without limitation the Transaction Documents to which it is a party and shall promptly pay any of its Indebtedness as it falls due;

13.1.5 it shall and it shall cause each subsidiary to duly and punctually pay and discharge all taxes imposed on it or its assets within the time period allowed without incurring penalties save to the extent that such payment can be lawfully withheld;

13.1.6 it shall and it shall cause each subsidiary to do all such things as are necessary to maintain its existence as a legal person and shall maintain its books and records in good order and make all necessary corporate filings with the relevant authorities in its jurisdiction of incorporation;

13.1.7 it shall and it shall cause each subsidiary to, at any time upon the request of the Lender, provide the Lender or any of its representatives and professional advisors such access to its records, books and assets as that person may require at reasonable times and upon reasonable notice; and

13.1.8 it shall and it shall cause each subsidiary to maintain complete and up-to-date records and books of account in accordance with IFRS and to make such records and books of account available for inspection to determine the proper application of the Loan Amount at reasonable times and upon reasonable notice.

14. <u>NEGATIVE UNDERTAKINGS</u>

The Borrower hereby agrees and undertakes that with respect to the Borrower as from the Signature Date and until the Loan Outstandings have been repaid in full it shall not and it shall procure that no subsidiary:

14.1 creates or permits to subsist any Encumbrance on the whole or any part of its present or future assets or revenue, except for such Encumbrances created with the prior written consent of the Lender or such Encumbrances as are

created in favour of the Lender or such Encumbrances as are created in the ordinary course of business in an aggregate amount not exceeding R 1 000 000 (One Million Rand);

14.2 makes any change to the general nature of its business from that carried on at the Signature Date;

14.3 makes any loans, grant any credit or give any guarantee or indemnity (save in the ordinary course of business and except as required hereby) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any other person;

14.4 enters into a merger, amalgamation or arrangement or to effect an acquisition with a value in excess of R 5 000 000 (Five Million Rand), or propose a material reorganisation, liquidation, dissolution or similar transaction;

14.5 in any way alienate and/or dispose of any of its material business assets; and/or

14.6 without the prior written consent of the Lender, amend or permit the amendment of any of the Transaction Documents to which it is a party.

15. **INCREASED COSTS**

15.1 If the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

15.1.1 shall subject the Lender to any tax, duty or other like charge above that presently prevailing, with respect to its obligations towards the Borrower except for changes in the rate of tax on the overall net income of the Lender; or

15.1.2 shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Reserve Bank of the Republic of South Africa or similar requirements against the Loans), or shall impose on the Lender any such reserve or liquid asset or other condition affecting its obligations towards the Borrower,

and the direct result of any of the aforegoing is to increase the cost to the Lender of complying with its obligations towards the Borrower or to reduce the amount of any sum received or receivable by the Lender under this Agreement with respect thereto, then, the Lender shall recalculate the repayments due in terms of this Agreement so as to compensate the Lender for such increased costs or such reduction of the amount received or receivable under this Agreement. Any additional amounts payable in terms of this clause 15 shall be payable on the dates stipulated by the Lender.

16. EVENTS OF DEFAULT

16.1 An Event of Default shall occur if:

16.1.1 the Borrower fails to pay any sum due by it to the Lender in terms of any Finance Document to which it is a party on due date for payment and the Borrower continues such failure for more than 10 (ten) Business Days after receiving written notice from the Lender; or

16.1.2 the Borrower breaches any of its other obligations in terms of any Finance Document to which it is a party, or any other financing

arrangements to which it is a party, and fails to remedy such breach (if capable of remedy) within 10 (ten) Business Days of receipt of written notice from the Lender requiring remedy thereof; or

16.1.3 the Borrower commits an act of insolvency as defined in the Insolvency Act, 1936 or an act defined in terms of Section 344 of the Companies Act, 1973; or

16.1.4 the Borrower is unable or ceases for any reason whatsoever to conduct its normal line of business in the ordinary and regular manner; or

16.1.5 the Borrower compromises or attempts to compromise generally with its creditors; or

16.1.6 any assets of the Borrower are attached under writ of execution and the Borrower fails within 14 (fourteen) days of such attachment coming to its notice to take the necessary steps to have such attachment set aside and thereafter pursue such steps with due diligence; or

16.1.7 the members of the Borrower effectively resolve, otherwise than pursuant to a reorganisation, reconstruction or amalgamation consented to by the Lender, to voluntarily wind up the Borrower; or

16.1.8 any judgement against the Borrower remains unsatisfied for a period of 14 (fourteen) days or the Borrower fails within 14 (fourteen) days of such judgement coming to its notice to take the necessary steps to appeal such judgement or to have the judgement rescinded and thereafter to pursue such steps with due diligence; or

16.1.9 an event occurs which, in the reasonable opinion of the Lender, would constitute a Material Adverse Change; or

16.1.10 a judicial manager, receiver or similar officer is appointed in respect of the Borrower or in respect of all or any material part of its assets; or

16.1.11 Anooraq disposes of its indirect beneficial shareholding in the Borrower; or

16.1.12 the Borrower breaches any material provision of any of the Transaction Documents; or

16.1.13 by or under the authority of any government:

16.1.13.1 the management of the Borrower is wholly or partially displaced or the authority of the Borrower in the conduct of its business is wholly or partially taken over; or

16.1.13.2 all or a material part of the Borrower's revenue or assets is seized, nationalised, expropriated or compulsorily acquired;

16.1.14 any warranty, representation, covenant, undertaking or statement made by the Borrower in any Transaction Document to which it is a party is breached or is untrue or incorrect in any material respect or if the Borrower has failed to disclose any fact which, in the reasonable opinion of the Lender, is material to this Agreement and the Borrower fails to remedy such breach (if capable of remedy) within 15 (fifteen) Business Days of receipt of written notice from the Lender requiring remedy thereof; or

16.1.15 any Indebtedness in excess of R 100 000 (One Hundred Thousand Rand) of the Borrower is not paid when due, any Indebtedness in excess of R 250 000 (Two Hundred and Fifty Thousand Rand) of the Borrower is declared to be, or otherwise becomes, due and payable prior to its

specified maturity or any creditor or creditors of the Borrower becomes entitled to declare any Indebtedness in excess of R 250 000 (Two Hundred and Fifty Thousand Rand) of the Borrower due and payable prior to its specified maturity date.

16.2 Upon, or at any time after, the occurrence of an Event of Default, the Lender may, without prejudice to any other rights it may have in terms of this Agreement or at law, by written notice to the Borrower:

16.2.1 claim and recover from the Borrower repayment of the Loan (which shall be immediately due and payable) together with:

16.2.1.1 accrued but unpaid interest; plus

16.2.1.2 interest calculated at the Arrear Interest Rate; or

16.2.2 declare the Loan to be due and payable on written demand of the Lender.

16.3 If pursuant to clause 16.2.2 the Lender declares the Loan to be due and payable on demand of the Lender then, and at any time thereafter, the Lender may by written notice to the Borrower call for repayment of the Loan *mutatis mutandis* in accordance with clause 16.2.1 on such date as it may specify in such notice (whereupon the same shall become due and payable on such date, together with any amounts as contemplated in clauses 16.2.1.1 and 16.2.1.2 and any other amounts then owed by the Borrower to the Lender in terms of this Agreement) or withdraw its declaration with effect from such date as it may specify in such notice.

17. **RENUNCIATION OF BENEFITS**

The Borrower renounces all benefits of the exceptions of excussion, division, "no value received", *"non numeratae pecuniae"*, *"non causa debiti"*, and *"errore calculi"*, the meaning and effect of which it declares it understands.

18. **CERTIFICATE OF INDEBTEDNESS**

A certificate signed by any director or manager of the Lender (whose appointment need not be proved) as to the existence of and the amount of Indebtedness by the Borrower to the Lender, that such amount is due and payable, the amount of interest accrued thereon and as to any other fact, matter or thing relating to the Borrower's Indebtedness to the Lender in terms of this Agreement, shall be sufficient proof of the contents and correctness thereof for the purposes of provisional sentence, summary judgement or any other proceedings, shall be valid as a liquid document for such purpose and shall in addition, be *prima facie* proof for purposes of pleading or trial in any action instituted by the Lender arising herefrom.

19. **PENALTY INTEREST**

Interest calculated at the Prime Rate plus 5% (five percent) shall accrue on the outstanding balance of all amounts due and payable but unpaid by the Borrower from time to time in terms of this Agreement. Such interest shall be calculated on a daily basis from the due date of each such overdue amount to date of payment thereof and shall be compounded monthly in arrears and shall be paid by the Borrower on demand.

20. NOTICES AND DOMICILIA

20.1 Notices

20.1.1 Each Party chooses the addresses set out opposite its name below as its addresses to which any written notice in connection with this Agreement may be addressed.

Lender:

14th Floor
55 Marshall Street
JOHANNESBURG

Telefax No.	:	(011) 373-5111
Attention	:	The Company Secretary

Borrower:

1st Floor,
North East Wing
43 Wierda Road West
Wierda Valley
Sandton
2196

Telefax No.	:	(011) 883 0836
Attention	:	The Company Secretary

20.1.2 Any notice or communication required or permitted to be given in terms of this Agreement shall be valid and effective only if in writing but it shall be competent to give notice by telefax transmitted to its telefax number set out opposite its name above.

20.1.3 Either Party may by written notice to the other Party change its chosen addresses and/or telefax number for the purposes of clause 20.1.1 to any other address(es) and/or telefax number, provided that the change shall

become effective on the fourteenth day after the receipt of the notice by the addressee.

20.1.4 Any notice given in terms of this Agreement shall:

20.1.4.1 if sent by a courier service be deemed to have been received by the addressee on the 7th (seventh) Business Day following the date of such sending;

20.1.4.2 if delivered by hand be deemed to have been received by the addressee on the date of delivery;

20.1.4.3 if transmitted by facsimile be deemed to have been received by the addressee on the first Business Day after the date of transmission;

unless the contrary is proved.

20.1.5 Notwithstanding anything to the contrary herein contained, a written notice or communication actually received by a Party shall be an adequate written notice or communication to it, notwithstanding that it was not sent to or delivered at its chosen address and/or telefax number.

20.2 **Domicilia**

20.2.1 Each of the Parties chooses its physical address referred to in clause 20.1 as its *domicilium citandi et executandi* at which documents in legal proceedings in connection with this Agreement may be served.

20.2.2 Any Party may by written notice to the other Parties change its *domicilium* from time to time to another address, not being a post office

box or a *poste restante*, in South Africa; provided that any such change shall only be effective on the fourteenth day after deemed receipt of the notice by the other Party pursuant to clause 20.1.4.

21. GOVERNING LAW

The entire provisions of this Agreement shall be governed by and construed in accordance with the laws of South Africa.

22. JURISDICTION

The Parties hereby irrevocably and unconditionally consent to the non-exclusive jurisdiction of the Witwatersrand Local Division of the High Court of South Africa (or any successor to that division) in regard to all matters arising from this Agreement.

23. SEVERABILITY

Each provision in this Agreement is severable from all others, notwithstanding the manner in which they may be linked together or grouped grammatically, and if in terms of any judgment or order, any provision, phrase, sentence, paragraph or clause is found to be defective or unenforceable for any reason, the remaining provisions, phrases, sentences, paragraphs and clauses shall nevertheless continue to be of full force. In particular, and without limiting the generality of the aforegoing, the Parties hereto acknowledge their intention to continue to be bound by this Agreement notwithstanding that any provision may be found to be unenforceable or void or voidable, in which event the provision concerned shall be severed from the other provisions, each of which shall continue to be of full force.

24. **GENERAL**

24.1 This document constitutes the sole record of the agreement between the Parties in regard to the subject matter thereof.

24.2 No Party shall be bound by any express or implied term, representation, warranty, promise or the like, not recorded herein.

24.3 No addition to, variation or consensual cancellation of this Agreement and no extension of time, waiver or relaxation or suspension of any of the provisions or terms of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of all the Parties.

24.4 No latitude, extension of time or other indulgence which may be given or allowed by any Party to any other Party in respect of the performance of any obligation hereunder or enforcement of any right arising from this Agreement and no single or partial exercise of any right by any Party shall under any circumstances be construed to be an implied consent by such Party or operate as a waiver or a novation of, or otherwise affect any of that Party's rights in terms of or arising from this Agreement or estop such Party from enforcing, at any time and without notice, strict and punctual compliance with each and every provision or term hereof.

24.5 The Parties undertake at all times to do all such things, to perform all such acts and to take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and import of this Agreement.

24.6 Save as is specifically provided in this Agreement, no Party shall be entitled to cede, assign or delegate any of its rights or obligations under this

Agreement without the prior written consent of the other Parties affected by such transfer of rights or obligations, which consent may not unreasonably be withheld or delayed.

25. COSTS

25.1 The Borrower shall bear the costs of and incidental to the negotiation, preparation and execution of all Finance Documents and the completion of the transactions therein contemplated.

25.2 All legal costs incurred by either Party in consequence of any default of the provisions of this Agreement by the other Party shall be payable on demand by the defaulting Party on the scale as between attorney and own client and shall include collection charges, the costs incurred by the non-defaulting Party in endeavouring to enforce such rights prior to the institution of legal proceedings and the costs incurred in connection with the satisfaction or enforcement of any judgment awarded in favour of the non-defaulting Party in relation to its rights in terms of or arising out of this Agreement.

SIGNED at Johannesburg on this the 31st day of October 2006.

For and on behalf of
RUSTENBURG PLATINUM MINES LIMITED

Name: Ralph van Rensburg
Capacity: Executive Director
Who warrants his authority hereto

N/A
Name:
Capacity:
Who warrants his authority hereto

SIGNED at Sandton on this the 12th day of October 2006.

For and on behalf of
PLATEAU RESOURCES (PROPRIETARY) LIMITED

Name: T. M. Motsisi
Capacity: Director
Who warrants his authority hereto

SCHEDULE 1

FINANCIAL CLOSE DOCUMENTS

PART 1 : FINANCIAL CLOSE DOCUMENTS

1. A Formalities Certificate in the form of Part 2 of Schedule 1 (*Financial Close Documents*) in respect of:

1.1 **the Borrower**,

1.1.1 attaching:

1.1.1.1 a true copy of a resolution of the board of directors of the Borrower:

(a) approving the terms of, and the transactions contemplated by the Transaction Documents to which it is a party and resolving that it execute those documents;

(b) authorising a specified person or persons to execute the Transaction Documents to which it is a party on its behalf; and

(c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Transaction Documents to which it is a party;

1.1.1.2 its memorandum and articles of association;

1.1.2 containing a statement:

1.1.2.1 that borrowing the Loan Amount together with any other Indebtedness would not cause any borrowing or similar limit in its constitutional documents to be exceeded;

1.1.2.2 that as at the date of the Formalities Certificate no Event of Default or Material Adverse Change has occurred or is continuing;

1.1.2.3 that as at the date of the Formalities Certificate the representations and warranties in clause 12 of this Agreement are correct in all material respects.

2. Documents

A duly executed certified copy of each Transaction Document.

SCHEDULE 1

FINANCIAL CLOSE DOCUMENTS

PART 2 : FORM OF FORMALITIES CERTIFICATE

(To appear on the letterhead of the Borrower)

To: Rustenburg Platinum Mines Limited

(as Lender)

Attention : **[Insert]**

[Date]

Dear Sirs

FACILITIES

We [ ] and [ ] being [respectively a Director and Secretary/Directors] of Plateau Resources (Proprietary) Limited (the **"Borrower"**) being duly authorised by the Borrower to deliver this Certificate hereby make the following certifications.

Capitalised terms not otherwise defined herein shall, unless the context otherwise requires, have the meanings ascribed to them in the written agreement entitled "*Term Loan Agreement*", entered into between the Borrower and Rustenburg Platinum Mines Limited.

1. **Constitutional Documents**

Attached hereto are true, complete and up-to-date copies of:

1.1 the Certificate to Commence Business of the Borrower;

1.2 the Certificate of Incorporation of the Borrower;

1.3 all Certificates of Change of Name of the Borrower;

1.4 the Memorandum and Articles of Association of the Borrower,

(hereinafter referred to as the **"Constitutional Documents"**).

2. **Board Resolutions**

Attached hereto are a true copy of the minutes of meetings of the Board of Directors of the Borrower duly convened and held recording resolutions passed at such meeting (which resolutions are in full force and effect and have not been rescinded or varied) and which approve the execution and performance by the Borrower of the Transaction Documents to which it is a party and all transactions contemplated thereby.

3. **No Breach of Borrowing Limit**

We have examined the terms of all loan agreements, trust deeds and similar borrowing instruments and all other relevant instruments and agreements to which the Borrower is a party together with the Constitutional Documents of the Borrower (the **"Relevant Documents"**) and we can confirm to you that the entering into by the Borrower of the Transaction Documents to which it is a party, and the borrowing by the Borrower of all sums capable of being drawn under the Term Loan Agreement (the **"Maximum Drawings"**) will not infringe the terms of the Relevant Documents and that the borrowing of the Maximum Drawings when aggregated with any other Indebtedness of the Borrower:

3.1 are and will be within the corporate powers of the Borrower; and

3.2 do not or will not cause to be exceeded any limit or restriction on any of the powers of the Borrower (whether contained in any relevant documents or otherwise) or the right or ability of the Directors of the Borrower to exercise such powers.

4. **No Default**

We, having made all due enquiries, can confirm to you that as at the date of this Certificate no Event of Default or Material Adverse Change has occurred and is continuing.

5. **Representations and Warranties**

We, having made all due enquiries, can confirm to you that as at the date of this certificate the representations and warranties given by the Borrower in clause 12 of the Term Loan Agreement are correct in all material respects.

Yours faithfully

__________________________ __________________________

[Director] [Director/Secretary]